Exhibit 99.1

Vine Energy Inc. Announces Amendment to Second Lien Term Loan

PLANO, Texas— Vine Energy Inc. (NYSE: VEI) announced that its subsidiary, Vine Energy Holdings LLC, has amended its second lien term loan agreement to effectively reduce the amount of future natural gas production that is required to be subject to hedging. Specifically, for the 24-month period following the original closing date, and for the 24-month period following the delivery of either an annual or mid-year reserve report, 70% of expected production from proved developed producing reserves is now required to be hedged. Previously, 70% of total expected production was required to be hedged.

Commenting on the amendment to the Company’s second lien term loan agreement, Chairman, President & CEO Eric Marsh stated, “This amendment meaningfully reduces the required hedging under our credit agreements and aligns the requirements of our reserve-based lending facility with our second lien term loan. While the use of derivatives to manage commodity price exposure will remain an important part of our strategy, we now have greater flexibility to manage our business in better alignment with our improved capital structure post our initial public offering this past March. We would like to thank our second lien term loan lenders for working with us on this amendment.”

About Vine Energy Inc.

Vine Energy Inc., based in Plano, Texas, is an energy company focused on the development of natural gas properties in the stacked Haynesville and Mid-Bossier shale plays in the Haynesville Basin of Northwest Louisiana. The Company is listed on the New York Stock Exchange under the symbol “VEI”.

Contacts

David Erdman

(469) 605-2480

IR@VineEnergy.com